EXHIBIT 99.1

DRS Technologies Prices Offering of Senior Subordinated Notes Due 2013

    PARSIPPANY, N.J.--(BUSINESS WIRE)--Dec. 15, 2004--DRS Technologies, Inc. (NYSE:DRS) announced today the terms of an offering of an additional $200 million aggregate principal amount of its 6 7/8 percent senior subordinated notes due 2013, $50 million more than previously announced. The notes are priced at 105 percent of the principal amount and will be issued as additional debt securities under the indenture dated as of October 30, 2003, pursuant to which DRS, on that date, issued $350 million aggregate principal amount of 6 7/8 percent senior subordinated notes due 2013. The transaction is expected to close on December 23, 2004.
    DRS is obligated, pursuant to the terms of its credit agreement, to offer the lenders under its senior credit facility their pro rata share of the net proceeds of the offering. DRS intends to use any remaining net proceeds of the offering to replenish cash balances, following a $42.5 million cash payment for its previously announced acquisition of Night Vision Equipment Company on December 14, 2004, and for working capital and general corporate purposes, which may include future acquisitions.
    The 6 7/8 percent senior subordinated notes due 2013 have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States without registration or an applicable exemption of registration requirements.

    This news release does not constitute an offer to sell or a solicitation of an offer to buy the senior subordinated notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

    DRS Technologies, headquartered in Parsippany, New Jersey, provides leading edge products and services to defense, government intelligence and commercial customers. Focused on defense technology, DRS develops and manufactures a broad range of mission critical systems. The company employs 5,800 people worldwide.
    For more information about DRS Technologies, please visit the company's Web site at http://www.drs.com.

    CONTACT: DRS Technologies, Inc., Parsippany
             Patricia M. Williamson, 973-898-1500